Filed pursuant to Rule 424(b)(3)
Registration No. 333-199016

PROSPECTUS

RCS CAPITAL CORPORATION

464,317 Shares of Class A Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus, whom we refer to as the selling stockholders, of 464,317 shares of our Class A common stock, which we refer to as the registered securities, issued to the selling stockholders as consideration at the closing of our purchase of all outstanding membership interests of Validus/Strategic Capital Partners, LLC, which we refer to as StratCap, pursuant to a membership interest purchase agreement, which we refer to as the purchase agreement, dated as of May 19, 2014 among us, StratCap, the selling stockholders and the other parties thereto. The closing of the transactions contemplated by the purchase agreement, which we refer to as the StratCap acquisition, and the issuance of the registered securities occurred on August 29, 2014.

The registered securities were issued in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended, or the Securities Act, provided for by Section 4(a)(2) thereof for transactions not involving a public offering. We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the purchase agreement.

We will receive no proceeds from any sale of the registered securities covered by this prospectus by the selling stockholders, but we have agreed to pay certain expenses relating to the registered securities. The selling stockholders from time to time may offer and sell the shares held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RCAP.” On December 19, 2014, the closing price of our Class A common stock on NYSE was $11.00.

Investing in any of the registered securities involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K, including our Current Report on Form 8-K filed with the SEC on July 1, 2014, which includes certain material information relating to us which was previously filed pursuant to Rule 424(b) of the Securities Act, this prospectus and in any related prospectus supplement before investing in any of the registered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2014

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. Neither we nor any of the selling stockholders have authorized any other person to provide you with different or additional information or make any representation that is different. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any related prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. Under this process, selling stockholders named in this prospectus may sell registered securities from time to time. The exhibits to the registration statement of which this prospectus is a part and documents incorporated by reference herein contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to acquire or purchase registered securities offered by this prospectus, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus only provides you with a general description of the Class A common stock that any selling stockholder may offer, which is not meant to be a complete description of our Class A common stock. Each time a selling stockholder sells registered securities, such selling stockholder will provide a prospectus and any related prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any related prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Selling stockholders may offer the registered securities directly or through one or more underwriters, broker-dealers or agents. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of registered securities. See “Plan of Distribution.”

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean RCS Capital Corporation and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of registered securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014;
•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014, filed with the SEC on May 15, 2014, for the three months ended June 30, 2014, filed with the SEC on August 14, 2014 and for the three months ended September 30, 2014, filed with the SEC on November 14, 2014;
•	our Current Reports on Form 8-K filed with the SEC on January 7, 2014, January 16, 2014 (two reports on that date), January 17, 2014, January 23, 2014, February 4, 2014, February 7, 2014, February 12, 2014, March 10, 2014, March 14, 2014, March 18, 2014, March 21, 2014, March 26, 2014, April 1, 2014, April 7, 2014, April 28, 2014, April 29, 2014, April 30, 2014, May 1, 2014, May 2, 2014 (as amended May 9, 2014), May 6, 2014, May 13, 2014, May 20, 2014, May 22, 2014, May 28, 2014, June 3, 2014, June 11, 2014 (as amended July 1, 2014), June 12, 2014, June 13, 2014 (two reports on that date), June 19, 2014 (two reports on that date), June 20, 2014, June 24, 2014, July 1, 2014 (two reports on that date), July 3, 2014, July 11, 2014 (as amended September 5, 2014), July 21, 2014, August 7, 2014, August 14, 2014, September 2, 2014, September 4, 2014, September 8, 2014, September 18, 2014, September 23, 2014, September 30, 2014, October 1, 2014, October 6, 2014, October 16, 2014, October 22, 2014, October 23, 2014, November 3, 2014, November 5, 2014, November 7, 2014, November 13, 2014, November 24, 2014, December 2, 2014, December 4, 2014, December 9, 2014, December 12, 2014, December 18, 2014, December 19, 2014 (two reports on that date) and December 22, 2014; and
•	the description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on May 13, 2013.

Our Consolidated Financial Statements beginning on page F-1 incorporated by reference into Item 8 and the Index to Consolidated Financial Statements at page F-1 included under Item 15 of Our Annual Report on Form 10-K for the year ended December 31, 2013 which was filed with the SEC on February 28, 2014 have been superseded by the recast Consolidated Financial Statements filed as Exhibit 99.1 to the Form 8-K which was filed with the SEC on September 30, 2014.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the registered securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any related prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: RCS Capital Corporation, 405 Park Avenue, 14th Floor, New York, New York 10022, Attn: Investor Relations, Telephone: (866) 904-2988.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as this registration statement and the exhibits and schedules thereto, can be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s website is www.sec.gov. Copies of these documents may be available on our website at www.rcscapital.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the registered securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the registered securities, we refer you to the registration statement and to such exhibits and schedules. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. and through the SEC’s website. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	the impact on our business of the events relating to the announcement concerning certain accounting errors by American Realty Capital Properties, Inc., or ARCP;
•	our ability to integrate businesses we have acquired in our recent and pending acquisitions, including StratCap, with our existing businesses;
•	our ability to complete our pending acquisitions of certain businesses we have entered into agreements to acquire on the anticipated terms, in the anticipated timeframes or at all;
•	whether and when we will be able to realize the anticipated benefits from our recent and pending acquisitions;
•	our indebtedness could adversely affect our financial health and may limit our ability to use debt to fund future capital needs;
•	significant dilution could result from future issuances of Class A common stock;
•	future sales of our Class A common stock could lower the market price of our Class A common stock;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals and key management personnel of businesses acquired in our recent and pending acquisitions;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure;
•	failure to achieve and maintain effective internal controls; and
•	the factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to shares of our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

RCS CAPITAL CORPORATION

Overview

We are an integrated financial services company focused on retail investors. We currently are engaged in the independent retail advice business through our recent acquisitions of Cetera Financial Holdings, Inc., or Cetera, First Allied Holdings Inc., or First Allied, Investors Capital Holdings, Ltd., or ICH, J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, and Summit Financial Services Group, Inc., or Summit. In August 2014, we entered into agreements to acquire VSR Financial Services, Inc., or VSR, and Girard Securities, Inc., or Girard, which will both become part of our independent retail advice business platform following completion of our pending acquisitions of them. We are also engaged in the wholesale distribution, investment banking, capital markets and transaction management services and investment research businesses through our other operating subsidiaries, Realty Capital Securities, LLC, or Realty Capital Securities, RCS Advisory Services, LLC, American National Stock Transfer, LLC and SK Research, LLC, or SK Research. Following completion of the StratCap acquisition on August 29, 2014, StratCap became part of our wholesale distribution platform. StratCap is also engaged in the advisory business. We also have recently acquired Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through which we have established an investment management platform specializing in liquid alternative investments. We are establishing a crowdfunding investment platform and, in July 2014, we acquired Trupoly, Inc. in connection with the establishment of this platform. In September 2014, we entered into an agreement to acquire a majority equity interest in Docupace Technologies, LLC, or Docupace, a joint venture which provides integrated, electronic processing technologies and systems for financial institutions and wealth management firms. We may also pursue additional complementary acquisitions.

Our principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. Our telephone number is (866) 904-2988. We maintain a website at www.rcscapital.com. Information on our website is not, and should not be interpreted to be, part of this prospectus.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera, First Allied, ICH, J.P. Turner and Summit operate, and VSR and Girard will operate, as independent subsidiaries under their own brand and management.

Our independent retail advice platform provides affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We provide our financial advisors with a wide array of practice development and operational support services that we believe help our financial advisors launch new relationships and strengthen existing ones.

We provide all of the independent broker-dealer subsidiaries operating on our independent retail advice platform with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. Our independent broker-dealer subsidiaries are then, in turn, able to determine independently which of these products they offer to their financial advisors, who are then, in turn, able to select independently which of these products they recommend to their clients.

As of September 30, 2014, we have the second largest network of financial advisors with approximately 9,100 in the United States that collectively have approximately $211.7 billion in assets under administration.

Wholesale Distribution

Our wholesale distribution division, which includes Realty Capital Securities and StratCap, is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. As of September 30, 2014, we had a selling group of approximately 250 brokerage firms with approximately 1,200 active selling agreements across the public non-traded real estate investment trusts, or REITs, public non-traded business development companies, or BDCs, open-end and closed-end mutual funds it distributes, supporting approximately 72,600 financial advisors.

As of September 30, 2014, we were distributing 12 public, non-traded offerings. The offerings are direct investment programs registered with the SEC, consisting of nine public non-traded REITs, two public non-traded BDCs and an oil and gas program. These offerings are sector-specific and consist of net lease, healthcare, grocery anchored retail, real estate debt, anchored core retail, global sale-leaseback and New York office and retail real estate, two public non-traded BDCs, a closed-end real estate securities fund, an open-end real estate securities fund, a BDC fund and an oil and gas program. Substantially all of the offerings distributed by Realty Capital Securities relate to direct investment programs sponsored, co-sponsored, advised or co-advised by our affiliate, AR Capital, LLC. As a result of our acquisition of StratCap, we also distribute a platform of offerings not sponsored, co-sponsored, advised or co-advised by our affiliate, AR Capital, LLC, consisting of two non-traded REITS, a non-traded BDC and two public non-traded limited liability companies. StratCap holds minority interests in four of the investment programs that it distributes, and is a joint venture partner along with the sponsor to the fifth investment program.

For the nine months ended September 30, 2014, Realty Capital Securities had a 38.8% market share measured by equity capital raised of all direct investment programs, according to Robert A. Stanger & Co., or Stanger. We acquired StratCap on August 29, 2014. For the nine months ended September 30, 2014, StratCap had a 7.3% market share measured by equity capital raised of all direct investment programs, according to Stanger.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include merger and acquisitions advisory, capital markets activities advisory, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We were the second largest advisor of real estate merger and acquisitions transactions during the twelve months ended September 30, 2014, executing deals with $6.9 billion in transaction value, according to SNL Financial LC. To date, these services have been provided primarily to clients that were sponsored, co-sponsored, advised or co-advised by AR Capital, LLC. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Investment Management

Our investment management platform consists of mutual fund and other registered investment products and provides investment advisory, distribution and other services to the Hatteras family of funds. Hatteras serves as the manager and advisor for all of the Hatteras funds and performs all investment management services pursuant to contracts with the funds. A broker-dealer subsidiary of Hatteras acts as the distributor for the funds. These funds are available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

Research Division

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research provides focused research, consulting training and education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research benefits both our independent retail advice platform and the broader community of mass affluent investors who rely on our financial advisors and our investment platforms.

RISK FACTORS

Investing in the registered securities involves risks. Before purchasing shares of our Class A common stock from the selling stockholders offered by this prospectus you should carefully consider the risks discussed below and the risks, uncertainties and additional information set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties discussed below and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to our Common Stock

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume of Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of our Class A common stock at or above your purchase price, if at all. There can be no assurance that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically, including due to the events relating to the announcement concerning certain accounting errors by ARCP;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	our failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations, including due to the events relating to the announcement concerning accounting errors by ARCP.

Public perceptions of the actual or expected risks or benefits of our recent and pending acquisitions could also affect the price of our Class A common stock. If we do not achieve the perceived benefits of our recent and pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of our recent and pending acquisitions on our financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of our Class A common stock may decline as a result of the recent and pending acquisitions. In addition, our stock price has, and may continue to be, materially adversely impacted by the developments described under “— The announcement concerning certain accounting errors by ARCP has resulted in a number of broker-dealer firms temporarily suspending their participation in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us and there can be no assurance that it will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.” The market price of our Class A common stock has declined by 44.3% from the closing price on the trading date immediately preceding the announcement by ARCP through the closing price on December 19, 2014. Uncertainty about the completion of our pending acquisitions, which are subject to conditions, may also affect the market price of our Class A common stock.

The announcement concerning certain accounting errors by ARCP has resulted in a number of broker-dealer firms temporarily suspending their participation in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us and there can be no assurance that it will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.

On October 29, 2014, ARCP announced that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings should no longer be relied upon. This conclusion was based on the preliminary findings of an investigation conducted by ARCP’s audit committee which concluded that certain accounting errors were made by ARCP personnel that were not corrected after being discovered, resulting in an overstatement of adjusted funds from operations and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. ARCP also announced the resignation of its chief accounting officer and its chief financial officer, who is a member of our controlling stockholder, RCAP Holdings, LLC, or RCAP Holdings, and AR Capital, LLC, served as our chief financial officer until December 2013, served as a member of our board of directors until July 2014 and does not have a role in the management of our business. Although ARCP was previously sponsored by an entity under common control with RCAP Holdings and was advised by such entity until January 2014, ARCP is a separate company that is no longer sponsored or advised by an entity under common control with RCAP Holdings. The executive chairman of our board of directors was the chairman of the board of directors of ARCP until his resignation in December 2014. ARCP’s chief executive officer and chief operating officer also resigned in December 2014.

As a result of the announcement concerning certain accounting errors by ARCP, a number of broker-dealer firms that had been participating in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us have temporarily suspended their participation in the distribution of those offerings and equity capital raised by these offerings has declined. These developments have had, and continue to have, a material adverse impact on equity capital raised by direct investment programs distributed by us during the fourth quarter of 2014 and, accordingly, will have an adverse impact on our results of operations for the fourth quarter of 2014. These temporary suspensions, as well as any future suspensions, whether temporary or permanent, and other developments could have a material adverse effect on our ability to raise equity capital and as a result, generate wholesale revenues. Although certain of these broker-dealer firms have reinstated their participation in the distribution of our offerings, we cannot predict the length of time these temporary suspensions will continue, whether all such participating broker-dealers will reinstate their participation in the distribution of our offerings or whether equity capital raised by direct investment programs distributed by us will continue to be adversely impacted.

We have received subpoenas requiring the production of certain documents and other materials relating to sales of certain non-traded REITs and similar products sponsored or co-sponsored by AR Capital, LLC. We are actively complying with the subpoenas and intend to comply with any subpoenas received in the future.

On November 3, 2014, we announced that we had terminated a definitive agreement to acquire Cole Capital Partners LLC and Cole Capital Advisors, Inc. from a subsidiary of ARCP. On November 11, 2014, ARCP filed a lawsuit against us in the Court of Chancery of the State of Delaware related to such termination. On December 3, 2014, the lawsuit was settled and we agreed, among other things, to pay ARCP a negotiated break-up fee consisting of a cash payment of $32.7 million and a two-year promissory note for $15.3 million, to allow ARCP to keep the $10.0 million payment already delivered by us in connection with the first closing under the definitive agreement and to release ARCP from its obligation to pay $2.0 million to us in respect of structuring services provided by us in connection with ARCP’s May 2014 equity offering.

There can be no assurance that the announcement concerning certain accounting errors by ARCP and future events that occur as a result of this announcement will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.

The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.

For so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. This concentrated control will limit or preclude your ability to influence corporate matters as a holder of Class A common stock. RCAP Holdings — which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, a member of our board of directors — holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. In addition, even if the sole outstanding share of Class B common stock were not outstanding as of December 19, 2014, Messrs. Schorsch and Kahane and the other members of RCAP Holdings, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and their direct ownership of shares of our Class A common stock, would own 42.14% of the outstanding Class A common stock and would still control us through their ownership of those shares.

Messrs. Schorsch and Kahane currently have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our amended and restated certificate of incorporation;
•	amendments to any agreements between us and RCAP Holdings;
•	corporate opportunities that may be suitable for us, RCAP Holdings or Messrs. Schorsch and Kahane and the other members of RCAP Holdings;
•	determinations with respect to enforcement of rights we may have against third parties;
•	the payment of dividends, if any, on our common stock and any preferred stock we have issued or may issue, including the convertible preferred stock issued on April 29, 2014 in connection with the acquisition of Cetera, which we refer to as the old convertible preferred stock and the two new series of preferred stock issued on December 19, 2014, which we refer to collectively as the new preferred stock, consisting of a new series of convertible preferred stock, which we refer to as the new convertible preferred stock, and a new series of non-convertible preferred stock, issued in exchange for part of the outstanding old convertible stock pursuant to a securities exchange agreement we entered into with Luxor Capital Partners, LP and certain of its affiliates, which we refer to collectively with their affiliates as Luxor, on December 12, 2014; and
•	the number of shares available for issuance under our stock plans for prospective and existing employees, as well as the number of shares available under our stock purchase program.

If RCAP Holdings does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. Messrs. Schorsch and Kahane also control RCS Capital Management, LLC, or RCS Capital Management, the company that provides strategic planning and consulting services to assist us and our subsidiaries in implementing our business strategies, subject to oversight, directly or indirectly, by our board of directors. This means that these individuals may have an even greater influence over our affairs than their control over RCAP Holdings and RCAP Equity, LLC alone would dictate.

RCAP Holdings’ ability to control our board of directors may also make it difficult for us to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join our board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

On April 29, 2014, RCAP Holdings pledged substantially all of its assets, including its shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the secured terms loans and revolving credit facility in connection with the closing of the acquisition of Cetera on April 29, 2014, which we refer to as the bank facilities. An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company.

In the event RCAP Holdings is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of RCAP Holdings, and may do so in a manner that could vary significantly from that of RCAP Holdings.

Following the redemption of the sole outstanding share of our Class B common stock, the concentration of ownership of our Class A common stock in RCAP Holdings, RCAP Equity, LLC and Luxor could continue to limit other stockholders’ ability to influence corporate matters.

RCAP Holdings holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. Luxor, which we refer to collectively as Luxor, RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash although we would be prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. Luxor currently holds shares of Class A common stock and certain other securities and rights that can be converted into or exercised for newly issued shares of our Class A common stock, namely new convertible preferred stock, convertible notes issued on April 29, 2014 in connection with the acquisition of Cetera, which we refer to as the convertible notes, and a put right, which we refer to as the Luxor put, with respect to Luxor’s 19.46% membership interest in RCS Capital Management under a put/call agreement. For so long as it holds a majority of the new convertible preferred stock outstanding, Luxor is also entitled to appoint at least one member to our board of directors and has other rights.

As of December 19, 2014 and after giving effect to the completion of the exchange of the portion of the old preferred stock for the new preferred stock including the issuance of Class A common stock on conversion of the remaining old convertible preferred stock outstanding into Class A common stock that occurred and will occur, in part at the closing on December 19, 2014 and in part on February 23, 2015, the first business day 65 days following the closing, in connection therewith, which transactions we refer to collectively as the Luxor exchange, Messrs. Schorsch and Kahane and the other members of RCAP Holdings, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and their direct ownership of our Class A common stock, would control 71.07% of our combined voting power through their ownership of 30,273,479 shares of our Class A common stock (67.11% assuming conversion of the new convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put), and Luxor would control 14.46% of our combined voting power through its ownership of 25,589,047 shares of our Class A common stock assuming conversion of the new convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put.

The potential for continued significant concentration of share ownership and control through Messrs. Schorsch and Kahane and the other members of RCAP Holdings, Luxor or all of them, acting together, may adversely affect the trading price for our Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Moreover, this concentrated voting control would have similar effects to the current concentrated voting control of Messrs.

Schorsch and Kahane, as described in more detail above in “— The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.”

Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock or the perception that such sales could occur. Sales and issuances of our Class A common stock may also occur in connection with the issuance of additional shares of our Class A common stock to pay consideration at the completion of the acquisitions of VSR and Girard. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Future issuances could also occur upon conversion of the convertible notes or the new convertible preferred stock or upon the exercise of the Luxor put.

Pursuant to a lock-up agreement entered into in connection with a public offering of Class A common stock by us and RCAP Holdings, 21,002,909 shares of Class A common stock held by our executive officers, directors, RCAP Holdings and RCAP Equity, LLC became eligible for future sale (subject, in some cases, to volume limitations) on December 1, 2014.

There can be no assurance as to the size or price of future issuances of our Class A common stock or the effect, if any, that such future issuances and future sales of shares of our Class A common stock, including future sales by the selling stockholders, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

You may suffer immediate and substantial dilution in connection with the conversion of the new convertible preferred stock and the convertible notes and upon the issuance of securities in connection with certain of our pending acquisitions.

Significant dilution may occur due to the 14,127,260 shares of our Class A common stock issuable upon conversion of the new convertible preferred stock and the convertible notes as of December 19, 2014 after giving effect to the Luxor exchange. This amount is expected to increase because we do not expect to pay cash dividends on the new convertible preferred stock, which will accrue additional liquidation preference and be convertible into additional shares of Class A common stock. Furthermore, in connection with the Cetera acquisition, Luxor purchased a membership interest in RCS Capital Management and received the Luxor put, the right to require us to purchase the interest in exchange for, at our election, either cash, shares of our Class A common stock or a combination thereof. As of December 19, 2014 and after giving effect to the Luxor exchange, 2,509,475 shares of our Class A common stock would be issuable upon exercise of the Luxor put. An exercise of the Luxor put that requires us to issue additional shares of our Class A common stock could also cause dilution.

Collectively, the potential issuances to Luxor described above would constitute 23.16% of our outstanding Class A common stock as of December 19, 2014.

Additional dilution to existing stockholders may also occur in connection with the issuance of additional shares of our Class A common stock to pay consideration at the completion of the acquisitions of VSR and Girard.

These issuances will also increase the number of shares that may be issued under our equity plan, pursuant to which the number of shares of our Class A common stock equal to 10% of our issued and outstanding Class A common stock (on a fully diluted basis) at any time may be granted as awards. Issuances of awards under our equity plan or sales of shares under our stock purchase program may result in dilution of the economic interests of our public stockholders.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us.

Furthermore, if we issue additional equity securities, our stockholders will experience dilution, the new equity securities could have rights senior to those of our Class A common stock and the convertible preferred stock. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our Class A common stock and diluting their interest in us.

Our ability to pay dividends is restricted.

We paid cash dividends to our Class A stockholders on a quarterly basis as approved by our board of directors commencing in July 2013 (with respect to the second quarter of 2013) through July 2014 (with respect to the second quarter of 2014). At the present time, we do not expect to continue paying dividends in subsequent quarters, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture governing the convertible notes, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. We also do not expect to pay cash dividends on the new preferred stock for the same reason.

Our stockholders also may not receive the same dividends for other reasons, including the following:

•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	we may desire to retain cash to maintain or improve our credit rating;
•	our stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason; and
•	the amount of dividends that our operating subsidiaries may distribute to us may be subject to restrictions imposed by state law, or regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence, we also may have to limit or eliminate payment of dividends on our Class A common stock without regard for the negative covenants described above.

Anti-takeover provisions in our amended and restated certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation authorizes the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us. If few or no securities or industry analysts cover us, the market price of our Class A common stock could be negatively impacted. If securities or industry analysts cover us and if one or more of such analysts downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our Class A common stock could decline, which could cause the price and trading volume of our Class A common stock to decline.

All of our debt obligations and preferred stock, and any future indebtedness or preferred stock we may incur or issue, will have priority over our Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of our company, our Class A common stock would rank below all debt claims against us, such as claims by holders of the convertible notes, and equity securities that rank senior to our Class A common stock, such as the new preferred stock. In addition, any convertible or exchangeable securities or other equity securities that we have issued, such as the new preferred stock, or may issue in the future, may have rights, preferences and privileges more favorable than those of our Class A common stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Class A common stock have been satisfied.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain of the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the resale of registered securities from time to time by such selling stockholders.

The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the registered securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the registered securities covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and any blue sky fees and expenses.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time under this prospectus any and all of the registered securities. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the registered securities that will be held by the selling stockholders.

The selling stockholders acquired the registered securities at the closing of the StratCap acquisition as contemplated by the purchase agreement.

On May 19, 2014, we entered into the purchase agreement, and on August 29, 2014, the StratCap acquisition closed. Also on August 29, 2014, in connection with the closing of the StratCap acquisition, the parties to the purchase agreement amended certain terms of the purchase agreement.

Pursuant to the purchase agreement, at closing, we paid consideration in cash in an amount equal to $64.2 million and issued the registered securities, an aggregate number of shares of our Class A common stock equal to (i) $10,000,000 divided by (ii) $21.537, the VWAP of our Class A common stock for the ten days immediately prior to the date of issuance. The registered securities were issued in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(a)(2) thereof for transactions not involving a public offering. We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the purchase agreement.

In addition, on November 27, 2014, 90 days following the closing date, we made an aggregate cash payment of $10,000,000 to the selling stockholders. We also have agreed to make earn-out payments to the selling stockholders following the fiscal years ended December 31, 2015 and December 31, 2016 based on 2015 EBITDA and 2016 EBITDA (as such terms are defined in the purchase agreement) of StratCap during those fiscal years, which we refer to as 2015 EBITDA and 2016 EBITDA, respectively. Fifty percent of any earn-out payment will be paid in cash and fifty percent will be paid in shares of our Class A common stock.

For 2015, we will pay the selling stockholders an amount, or the 2015 earn-out, equal to 0.25 multiplied by (a) 2015 EBITDA, multiplied by (b) 7. The 2015 earn-out is subject to reduction so that the aggregate purchase price multiple paid by us for StratCap will not exceed eight times 2015 EBITDA. This reduction occurs pursuant to the purchase agreement by first calculating (a) the sum of $80,000,000 and the 2015 earn-out divided by 0.75, divided by (b) 2015 EBITDA. If the result of this calculation is greater than 8.0, then the 2015 earn-out will then be reduced to an amount such that the aforementioned calculation would produce a result of 8.0, but such amount will not be less than zero. For example, if 2015 EBITDA were $18.0 million, the 2015 earn-out applying the formula above would have been $31.5 million, but, due to the limitation on the multiplier, the amount paid would be $28.0 million.

For 2016, we will pay the selling stockholders an amount, or the 2016 earn-out, equal to 0.25 multiplied by (a) 2016 EBITDA, multiplied by (b) 6.5. The 2016 earn-out is subject to reduction to ensure that the aggregate purchase price multiple paid by us for StratCap will not exceed eight times 2016 EBITDA. This reduction occurs pursuant to the purchase agreement by first calculating (a) the sum of $80,000,000, the 2015 earn-out and the 2016 earn out, divided by (b) 2016 EBITDA. If the result of this calculation is greater than 8.0, then the 2016 earn-out will then be reduced to an amount such that the aforementioned calculation would produce a result of 8.0, but such amount will not be less than zero.

SC Distributors, LLC, which is a subsidiary of StratCap, was owned and controlled by the selling stockholders until we acquired StratCap pursuant to the purchase agreement. On March 18, 2014, Realty Capital Securities entered into a wholesaling agreement with RREEF Property Trust, Inc. and SC Distributors, LLC, its dealer manager, pursuant to which Realty Capital Securities accepted appointment as distribution agent to recruit firms to assist with the sale of shares of RREEF Property Trust, Inc. by, among other things, providing training and education, administering the due diligence process and approval of the offering, and providing marketing, sales and other support as necessary. Pursuant to the terms of the wholesaling agreement, Realty Capital Securities is entitled to a sourcing fee calculated based on the aggregate gross offering proceeds raised by RREEF Property Trust, Inc. with the assistance of Realty Capital Securities payable solely from, and subject to the receipt of, the dealer manager fee payable to RREEF Property Trust, Inc.’s dealer manager.

In addition, certain individuals who are members of the selling stockholders became our employees following the closing of the StratCap acquisition.

The following table provides the names of the selling stockholders, the number or amount of securities of each class of our securities offered beneficially owned by such selling stockholders, the amount to be offered for such selling stockholders’ account, the amount and (if one percent or more) the percentage of the class to be owned by such selling stockholder after completion of the offering. The percentage ownership is determined for each selling stockholder based on its beneficial ownership as determined in accordance with the rules of the SEC.

Name(1)	No. of Shares of Class A Common Stock Beneficially Owned Before Offering	No. of Shares of Class A Common Stock Offered	% of Class A Common Stock Before Offering	No. of Shares of Class A Common Stock Beneficially Owned After Offering	% of Class A Common Stock After Offering
Strategic Capital Companies, LLC(2)	139,295	139,295	*	—	—
Carter Validus Holdings I, LLC(3)	325,022	325,022	*	—	—

*	Less than 1%.
(1)	Selling stockholders that are entities may distribute registered securities to the holders of their equity interests prior to sale under this prospectus. The selling stockholders also may include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.
(2)	Strategic Capital Companies, LLC, a Delaware limited liability company, is owned and controlled by a majority of its managers, Patrick J. Miller, Kenneth Jaffe, Mark Brandenberger and D. Michael McDaniel, each of whom disclaims beneficial ownership of the shares held by Strategic Capital Companies, LLC other than to the extent of his pecuniary interest therein.
(3)	Carter Validus Holdings I, LLC, a Delaware limited liability is owned and controlled 100% by Carter Validus Broker Dealer Investment Management Company, LLC, a Florida limited liability company, which is indirectly controlled by Mario Garcia, Jr. Mr. Garcia disclaims beneficial ownership of the shares held by Carter Validus Holdings I, LLC other than to the extent of his pecuniary interests therein.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the registered securities beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The registered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the registered securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over the counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the registered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell registered securities under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any related prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement or pricing supplement, as the case may be.

Pursuant to the purchase agreement, we have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of registered securities by the selling stockholders and their affiliates.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of registered securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the selling stockholders will sell any or all of the registered securities registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

LEGAL MATTERS

Certain legal matters regarding the validity of the securities offered hereby will be passed upon by Proskauer Rose LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the combination of the consolidated statement of financial condition of RCS Capital Corporation and Subsidiaries as of December 31, 2013, statements of income, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied Holdings Inc. which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests, incorporated by reference in this prospectus and registration statement from our Current Report on Form 8-K dated September 30, 2014. Such financial statements have been so incorporated by reference in reliance on the report of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and their subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its reports, which are incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Walnut Street Securities, Inc. as of and for the year ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings Inc. and its subsidiaries as of December 31, 2013 (successor) and 2012 (predecessor) and for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor) incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Legend Group Holdings, LLC as of December 31, 2012, and for the year then ended, have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

First Allied Holdings Inc. and Legend Group Holdings, LLC have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on Legend Group Holdings, LLC’s December 31, 2012 financial statements incorporated by reference in this prospectus.

RCS CAPITAL CORPORATION

464,317 Shares of Class A Common Stock

PROSPECTUS